Free Writing Prospectus Filed Pursuant to Rule 433

(Related to Preliminary Prospectus Supplement Dated November 16, 2009)

Registration No. 333-159303

November 16, 2009

Pricing Term Sheet

Kellogg Company

$500,000,000 4.150% Notes due 2019

Issuer:	Kellogg Company

Size:	$500,000,000

Maturity:	November 15, 2019

Coupon (Interest Rate):	4.150%

Yield to maturity:	4.193%

Spread to Benchmark Treasury:	+85 bps

Benchmark Treasury:	3.375% due November 15, 2019

Benchmark Treasury Yield:	3.343%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2010

Make-whole call	At any time at a discount rate of Treasury Rate plus 15 basis points

Price to Public:	99.652%

Trade Date:	November 16, 2009

Settlement Date:	November 19, 2009

CUSIP:	487836 BC1

Anticipated Ratings:	A3 (Moody’s Investors Service Inc.)
BBB+ (Standard & Poor’s Ratings Services)
A- (Fitch Ratings)

Joint Book-Running Managers:	Banc of America Securities LLC SunTrust Robinson Humphrey, Inc. BNP Paribas Securities Corp.

Co-Managers:

BBVA Securities Inc.

Blaylock Robert Van, LLC

Goldman, Sachs & Co.

Lloyds TSB Bank plc

Morgan Stanley & Co. Incorporated

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or email

dg.prospectus_distribution@bofasecurities.com or by calling SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786.

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